UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2012

LIFETECH INDUSTRIES INC.

(Exact name of registrant as specified in charter)

Nevada	333-175941	27-4439285
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

228 Hamilton Avenue, 3rd Floor Palo Alto, California	94301
(Address of principal executive offices)	(Zip Code)

(213) 446-4653

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.        Entry into Material Definitive Agreement.

On April 30, 2012, LifeTech Industries Inc. (the “Company”) entered into a Joint Venture Agreement, a Distribution Agreement and a Technology License Agreement (the “Agreements”) with Leadwill Corporation, a Japanese Corporation (the “Manufacturer”).  Pursuant to the Agreements, the Company has acquired the global exclusive right (excluding Japan) to make, use, sell or otherwise distribute all of the Manufacturer’s Air Well products and technologies.  The Manufacturer has also granted the Company an exclusive and perpetual license to any and all of the Manufacturer’s patents, trademarks and all other intellectual property related to the Manufacturer’s products and related technology, as well as the global exclusive right (excluding Japan) to assign, sublicense or otherwise transfer such rights in the Manufacturer’s technology to third parties, globally.  The Company will pay the Manufacturer 10% of the Company’s net sales received on the sale of the technology on a quarterly basis.  The Company will use its reasonable commercial efforts to recruit key management and sales personnel, access strategic global distribution partners, research and develop market, advertise, sell, distribute, brand, package, and otherwise promote the Manufacturer’s Air Well products at the Company’s expense and in the Company’s sole discretion.  The term of the Agreements are for 10 years and shall automatically renew for 10 years unless both parties mutually agreement not to renew 90 days before the end of the term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFETECH INDUSTRIES INC.

Date: May 9, 2012	By:	/s/ Benjamin Chung
Benjamin Chung, President & C.E.O.